SECOND AMENDMENT

TO THE RETAIL FUND PARTICIPATION AGREEMENT

THIS AMENDMENT is effective as of July 18, 2019, by and among Talcott Resolution Life Insurance Company (formerly named Hartford Life Insurance Company) (“Company”) acting through its Administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”), Keeley Teton Advisors, LLC (Investment Adviser) and G.distributors, LLC (Distributor), as parties to the Retail Fund Participation Agreement, dated January 12, 2005 (the “Agreement”),WHEREAS, the Company has issued certain group variable annuity contracts and variable funding agreements (the “Contracts”) in connection with various qualified retirement plans and other employer-sponsored retirement plans (“Plans”) and provides administrative and/or recordkeeping services to such Plans;

WHEREAS, the parties entered into the Agreement for distribution-related, administrative and recordkeeping services related to certain open-end investment companies under the Investment Company Act of 1940, as amended (the “Fund”) where certain series of the Fund are available as Plan investment options through the Contracts;

WHEREAS, on January 1, 2013, MassMutual acquired the Company’s Retirement Plans Group business (the “RPO Business”);

WHEREAS, ln connection with the acquisition, the Company and MassMutual entered into a Reinsurance Agreement and an Administrative Services Agreement, each dated January 1, 2013, relating to the RPO Business associated with and including the Contracts, the insurance company separate accounts (“Separate Accounts”) containing the Contract investment options, and the Company’s servicing agreements with the Plans;

WHEREAS, pursuant to said Administrative Services Agreement dated January 1, 2013, the Company appointed MassMutual to act as its exclusive agent and in its name as attorney-in-fact with respect to all matters required, necessary or appropriate to administer such RPO Business and to perform any and all of the Company’s obligations with respect to such RPO Business (and references to “the Company” hereinafter shall contemplate the Company acting through MassMutual in such capacity); and

WHEREAS, on March 1, 2017 Keeley-Teton Advisors, LLC became the investment adviser to the Fund, and successor in interest to Keely Asset Management Corp., and G.distributors, LLC became the distributor of the Fund, and successor by assignment to Keeley Investment Corp.;

WHEREAS, on June 1, 2018, Hartford Life Insurance Company changed its name to Talcott Resolution Life Insurance Company by amendment to its certificate of incorporation filed with the Secretary of the State of Connecticut;

WHEREAS, any defined term(s) set forth in this amendment shall have the same meaning as set forth in the Agreement; and

NOW THEREFORE, pursuant to section 10.8 of the Agreement, the parties hereby amend the Agreement as follows:

I.                Schedule B - The table underneath the heading “Schedule B” is hereby deleted and replaced with the following:

In consideration of the services provided by the Company, the Fund agrees to pay the

Company an amount equal to the following basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in each Portfolio under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

Fund Name	Share Class	12b-1 Fee*	Sub-TA Fee	Total Annual Fee
Keeley Small Cap Dividend Value Fund	A	0.25%	0.10%	0.35%
Keeley Mid Cap Dividend Value Fund	A	0.25%	0.10%	0.35%
Keeley Small-Mid Cap Value Fund	A	0.25%	0.10%	0.35%
Keeley Mid Cap Dividend Value Fund	I	0.00%	0.10%	0.10%
Keeley Small Cap Dividend Value Fund	I	0.00%	0.10%	0.10%
Keeley Small-Mid Cap Value Fund	I	0.00%	0.10%	0.10%

*All Class I shares (institutional share class) do NOT have a 12b-1 Program

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers effective as of the day and year first written above.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY		KEELEY TETON ADVISORS, LLC
By Massachusetts Mutual Life Insurance Company, Its Administrator

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	Head of Investment Solutions Innovation	Title:	President
Date:	7/19/19	Date:	7/29/19

G.DISTRIBUTORS, LLC

By:	[Redacted]
Name:	[Redacted]
Title:	CEO
Date:	7/26/19